EXHIBIT 2

                       STOCK FOR STOCK EXCHANGE AGREEMENT


     THIS STOCK FOR STOCK EXCHANGE AGREEMENT ("Agreement") is made and entered into as of the 14th day of April, 2000, by and among the shareholders of Aquila International Telecommunications, Inc., a California corporation ("Aquila"), listed on Exhibit A that is attached hereto (individually "Aquila Shareholder" and collectively "Aquila Shareholders"), as Seller, and Silverthorne Production Company, a Colorado corporation, or its nominee ("Silverthorne"), as Buyer. Collectively, the Aquila Shareholders and Silverthorne are referred to as "Parties," and sometimes the Aquila Shareholders and sometimes Silverthorne are individually referred to as "Party."

     WHEREAS, the Aquila Shareholders own 100% of the issued and outstanding capital shares of Aquila ("Aquila Shares");

     WHEREAS, the Aquila Shareholders desire to exchange all of the Aquila Shares for 2,041,445 shares of Silverthorne's $0.001 par value common stock ("Silverthorne Shares") and Silverthorne desires to effectuate such exchange, on the terms and subject to the conditions contained herein; and

     WHEREAS, the Aquila Shareholders and Silverthorne desire this transaction to be a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises made herein and in consideration of the covenants, representations, warranties and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1.

                EXCHANGE OF AQUILA SHARES FOR SILVERTHORNE SHARES

     1.1. Exchange of Aquila Shares for Silverthorne Shares. Subject to the terms and conditions of this Agreement, the Aquila Shareholders hereby agree to transfer to Silverthorne the Aquila Shares and, in exchange therefor, Silverthorne hereby agrees to issue the Silverthorne Shares to the Aquila Shareholders. The number of shares held by each Aquila Shareholder in Aquila and the number of Aquila Shares to be transferred to Silverthorne are set forth on Exhibit A that is attached hereto and incorporated herein by this reference. The Silverthorne Shares shall be issued to the Aquila Shareholders on the following basis:

                  Jimmy L. Boswell                   381,750
                  David G. Lucas                     381,750
                  Reginald W. Einkauf                381,750
                  John D. Miller                     381,750
                  Ladia LLC                          514,445

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     1.2.  Increase of Authorized  Shares of  Silverthorne  Common Stock. If the
number of authorized but unissued shares of Silverthorne Common Stock is not sufficient for Silverthorne to issue all of the Silverthorne Shares as specified in Section 1.1 above, Silverthorne shall take all steps necessary to have its shareholders approve an amendment to Silverthorne's Articles of Incorporation to increase the number of authorized shares of Silverthorne Common Stock so that Silverthorne will have a sufficient number of authorized but unissued shares of common stock to issue to the Aquila Shareholders at the Closing ("Shareholder Consent").

     1.3. Aquila Stock Options, Warrants and Convertible Securities. At the Closing, Aquila will not have outstanding any stock options, warrants or convertible securities to acquire common stock or other securities of Aquila (collectively, "Options").

     1.4. Change of Control; Resignations. The Aquila Shareholders agree that at Closing the officers, directors and key employees ("Key Employees") of Aquila will be as are set forth on Exhibit B that is attached hereto and incorporated herein by this reference.

                                   ARTICLE 2.

                                     CLOSING

     2.1. The Closing. Subject to the conditions precedent contained herein, the exchange provided for in this Agreement ("Closing") shall take place at the offices of Smith McCullough, P.C., 4643 South Ulster Street, Suite 900, Denver, Colorado 80237 at 1:00 p.m. (local time) on (i) April 25, 2000, or (ii) if by April 25, 2000 (A) the FCC Consent (as hereafter defined) has not been obtained,
(B) the Securities  Compliance (as hereafter  defined) has not been completed or
(C) the Shareholder Consent, if required, has not been obtained, then on such later date as the FCC Consent, the Securities Compliance and the Shareholder Consent (if required) shall have been obtained and completed, or (iii) such other date and time as is mutually agreed to by the Aquila Shareholders and Silverthorne ("Closing Date").

                                   ARTICLE 3.

                      DOCUMENTS TO BE DELIVERED AT CLOSING

     3.1. Documents to Be Delivered to Silverthorne. At the Closing, the following shall be delivered to Silverthorne:

          a. Duly executed originals of the share certificates and stock powers representing the Aquila Shares, together with such signatures guaranteed by a member of the Medallion Signature Guarantee Program, as necessary to transfer the ownership rights therein to Silverthorne;

          b. A certificate executed by the Aquila Shareholders dated as of the Closing Date certifying that each of the respective representations and warranties of the Aquila Shareholders contained in this Agreement are then true and correct to the best of their knowledge and belief, that the respective Aquila Shareholders have complied with all agreements and

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     conditions  required  of each of them  by this  Agreement  and all  related agreements to be performed or complied with by them as of the Closing Date and a certificate executed by the Representing Shareholders (as hereinafter defined) that the information in the attached Exhibits is then true and correct to the best of their knowledge and belief and that all accounts payable of Aquila paid between the date of this Agreement and the Closing Date were paid in the ordinary course of business consistent with past payment practices of Aquila;

          c. An opinion of counsel for Aquila that: (a) the Aquila Shares constitute all of the issued and outstanding equity securities in Aquila and are fully paid and nonassessable; (b) Aquila is a corporation duly organized, validly existing and in good standing under the laws of the state of California, with full corporate power and authority to own its properties and engage in its business as presently conducted or contemplated, and is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it conducts business except where the failure to be so qualified would not have a material adverse effect on the financial condition of Aquila; (c) neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated by this Agreement breaches or constitutes a default under any agreement or commitment known to counsel to which Aquila is a party, or violates any provision of the Articles of Incorporation or Bylaws of Aquila, or causes the acceleration of the maturity of any debt or obligation of Aquila that is known to counsel, or violates any statute, law, regulation or rule, or any judgment, decree or order of any court or other governmental or quasi-governmental body; and
     (d) counsel knows of no litigation pending or threatened which would adversely affect Aquila or the transactions contemplated by this Agreement and;

          d. Written consents of all lessors, financial institutions and creditors of Aquila and any other third parties or governmental entities necessary to complete the transactions herein contemplated, including without limitation the prior written approval by the Federal Communications Commission of the change in control of Aquila from the Aquila Shareholders to Silverthorne indicating that Aquila will maintain its ss. 214 license after the consummation of the transaction herein contemplated.

     3.2. Documents to Be Delivered to the Aquila Shareholders. At the Closing, the following shall be delivered to the Aquila Shareholders by Silverthorne:

          a. The Silverthorne Shares in accordance with Section 1.1 above;

          b. A certificate executed by an authorized officer of Silverthorne dated as of the Closing Date certifying that each of the representations and warranties of Silverthorne contained in this Agreement are then true and correct to the best of their knowledge and belief and that Silverthorne has complied with all agreements and conditions required by this Agreement and all related agreements to be performed or complied with by it as of the Closing Date; and


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          c. A copy  of  the  directors'  resolution  or of the  minutes  of the meeting of the board of directors of Silverthorne approving the execution and performance of the transactions contemplated by this Agreement.

                                   ARTICLE 4.

            REPRESENTATIONS AND WARRANTIES OF THE AQUILA SHAREHOLDERS

     4.1. Representations and Warranties of Certain of the Aquila Shareholders. Jimmy L. Boswell, David G. Lucas, Reginald W. Einkauf and John D. Miller (collectively "Representing Shareholders"), in their individual capacities, as a material inducement to Silverthorne to enter into this Agreement, hereby jointly and severally represent and warrant to Silverthorne that the following statements are true and correct as of the date hereof and will be true and correct through the Closing of the sale of the Aquila Shares as if made on the Closing Date. These representations and warranties may be relied upon fully by Silverthorne and/or any assigns.

          a. The authorized equity securities of Aquila as of the date of this Agreement consist of those issued and outstanding shares of common stock or other stock in Aquila as set forth on Exhibit A. The Representing
     Shareholders are and will be on the Closing Date the sole record and beneficial owners and holders of the Aquila Shares set forth on Exhibit A as being owned by them, which shares are free and clear of all liens, claims, rights or other encumbrances of any nature whatsoever. The Aquila Shares are the sole equity interests or securities of Aquila that will be issued or outstanding on the Closing Date.

          b. This Agreement constitutes the legal, valid and binding obligation of the Representing Shareholders enforceable against the Representing Shareholders in accordance with its terms. Upon the execution and delivery by the Representing Shareholders of the closing documents listed under
     Section 3.1 of this Agreement ("Aquila Shareholders' Closing Documents"), such closing documents that are delivered by them will constitute the legal, valid and binding obligations of the Representing Shareholders, enforceable against the Representing Shareholders in accordance with their respective terms. The Representing Shareholders have absolute and unrestricted right, power, capacity and authority to execute and deliver this Agreement and the Aquila Shareholders' Closing Documents that are delivered by them, to perform their obligations under this Agreement and the Aquila Shareholders' Closing Documents that are delivered by them, and to deliver the Aquila Shares owned by them to Silverthorne on the terms contained herein.

          c. All of the Aquila Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are in all respects in proper form and valid. Except as contemplated by this Agreement, there are no commitments, options, subscription agreements, warrants, contracts or any other undertaking by Aquila or by the Representing Shareholders to issue, sell or transfer any equity interests or other securities in Aquila to any party. None of the outstanding equity interests or other securities of Aquila were issued in violation of the Securities Act of 1933, as amended ("Securities Act"), or any other applicable law.

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          d. The  Representing  Shareholders are not insolvent and are receiving new consideration at least equal to the full and fair value of the Aquila Shares owned by them.

          e. Aquila is a corporation duly organized, validly existing and in good standing under the laws of the State of California; is duly qualified to transact business as a foreign corporation and is in good standing in such states in which the conduct of its business or ownership or use of property requires such qualification; and has all corporate power necessary to engage in the business in which it is presently engaged. Aquila has no subsidiary corporations or affiliated entities. The Representing Shareholders have delivered to Silverthorne copies of the Articles of Incorporation and Bylaws of Aquila currently in effect as of the date of this Agreement.

          f. The Representing Shareholders have furnished Silverthorne with copies of the audited balance sheets of Aquila as of December 31, 1999 and 1998 (including any notes thereto), and the related statements of income, changes in stockholders' equity and cash flows for each of the years then ended and with the unaudited balance sheet(s) of Aquila for the month(s) ended January 31, 2000 and February 29, 2000 and the related statements of income, stockholders' equity and cash flows for the month(s) then ended (collectively, the "Aquila Financial Statements"). The Aquila Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flows of Aquila at the respective dates of and for the periods referred to in the Aquila Financial Statements, which were prepared in conformity with generally accepted United States accounting principles ("GAAP"), consistently applied.

          g. Aquila's financial statements are able to be prepared in accordance with Regulation S-X or S-B, as applicable, adopted under the Securities Exchange Act of 1934, as amended ("Exchange Act"), for the periods specified therein that Silverthorne may need to file to timely comply with its proxy statement and reporting requirements under the Exchange Act.

          h. Aquila has good and marketable title to all the properties and assets (whether real, personal or mixed and whether tangible or intangible) it purports to own that are reflected in the Aquila Financial Statements, and such properties and assets are subject to no mortgage, security interest, pledge, lien or other encumbrance except as disclosed in the Aquila Financial Statements and notes thereto.

          i. The buildings, plants, structures, machines and equipment owned or leased by Aquila are structurally sound, are in good operating condition and repair, are in good working order, and are fit for their intended uses and purposes. None of such buildings, plants, structures, machines or equipment is in need of maintenance or repairs except for ordinary maintenance and repairs that are not material in nature or cost, and such

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     buildings,  plants,  structures,  machines  and  equipment  are free of any latent defects. All buildings, plants and structures owned or leased by Aquila lie wholly within the boundaries of the real property owned or leased by Aquila and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

          j. All accounts receivable of Aquila that are reflected in the Aquila Financial Statements or accounting records as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, the accounts receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Aquila Financial Statements, which reserves are adequate and calculated consistent with past practice and GAAP. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an account receivable relating to the amount or validity of such account receivable.

          k. Aquila is not a defendant, nor plaintiff against whom a counterclaim has been asserted, in any litigation, pending or, to the best of the Representing Shareholders' knowledge and belief, threatened, nor has any material claim been made, asserted or pending against Aquila, nor to the best of the Representing Shareholders' knowledge and belief, threatened before any federal, state or municipal government, or any governmental, quasi-governmental or private department, board, body or agency thereof, involving Aquila or that relates to or would otherwise affect the business of or any assets owned by or used by Aquila. Neither Aquila nor any of the Representing Shareholders are subject to a judgment, order or other legal proceeding relating to the business of, or any assets owned or used by, Aquila.

          l. Except as set forth on Exhibit C, the Representing Shareholders have no actual or potential claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts or liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, against Aquila or its past, present and future representatives, affiliates, officers, shareholders, controlling persons, subsidiaries, successors or assigns ("Affiliated Persons").

          m. Aquila is not in material default under any agreement, contract, lease, debt, guarantee, written commitment, loan, license, permit or other material agreement to which it is a party nor is it in material default in the payment of any material obligations. Aquila has not received any notices alleging any material default in the performance of its obligations under any agreement, contract, lease, debt, guarantee, written commitment, loan, license, permit or other material agreement. Neither Aquila nor the Representing Shareholders have commenced or engaged in any unlawful activities or course of conduct at or upon the property or facilities of Aquila or have violated any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

                  n. Aquila has not infringed, and is not now infringing upon, any trademark, trade name, service mark, patent or copyright belonging to any other third person, firm or

          n. Aquila has not infringed, and is not now infringing upon, any trademark, trade name, service mark, patent or copyright belonging to any other third person, firm or corporation. Aquila is not a party to any license agreement or other agreement with respect to any trademarks,

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     service  marks,  trade  names or  applications  for same or any  patents or copyrights. Aquila does not own or hold licenses or other rights to use any trademarks, trade names, service marks, patents, copyrights or other intellectual property of any kind.

          o. Between the date of the Aquila Financial Statements and the Closing Date, Aquila, without Silverthorne's prior written consent, will not have paid or declared any dividends on or made any distributions in respect of or issued, purchased or redeemed, any of the authorized or outstanding shares of Aquila's capital stock (other than to terminate any outstanding stock options, warrants and convertible securities as contemplated under
     Section 2.2 above); made or authorized any amendments to its Articles of Incorporation or Bylaws; made any disbursements or incurred any obligations or liabilities involving more than $5,000; entered into any transaction or transactions which in the aggregate would be considered material to Silverthorne otherwise than in the normal course of business; mortgaged or pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible; sold, leased or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, except in the usual and ordinary course of business; made any loan or advance to any shareholder of Aquila, or to any other person, firm or corporation; entered into any employment agreements with, or made any material change in any existing employment agreement, or increased the compensation payable, or made any arrangements for the payment of any bonus or the increase in benefits to any officer, director, employee or agent, in each case, except as set forth in Aquila Financial Statements or notes thereto; changed the nature of its businesses, operations, property or financial condition; nor, granted any stock option or right to purchase or receive shares of capital stock or other equity interests of Aquila.

          p. Attached hereto as Exhibit D that is incorporated herein by this reference is a description of each contract and agreement to which Aquila is a party as of the date of this Agreement which involves the sale, purchase or leasing of goods or services for consideration in excess of $5,000; each contract and agreement to which Aquila is a party as of the date hereof which relates to borrowing or lending money; all contracts or debt guarantees under which Aquila has a direct or contingent liability; all employment agreements, union agreements or collective bargaining agreements of Aquila; all health and welfare plans of Aquila; all bonus, deferred compensation, profit sharing or retirement plans of Aquila including severance arrangements; all agreements, written commitments, loans to and from and all guarantees, regardless of the amount, between or with respect to Aquila and affiliated (as such terms defined by the rule or otherwise under the Securities Act) persons or entities. Aquila has complied with and performed all of its obligations with respect to the contracts, agreements and plans described in this subsection as of the Closing Date. Aquila has no liabilities with respect to the matters described in this subsection relating to services rendered prior to the Closing, which are not set forth in the Aquila Financial Statements or notes thereto.

          q. Attached hereto as Exhibit E that is incorporated herein by this reference is a complete and accurate list of all of Aquila's bank accounts, commercial accounts, savings accounts or other similar accounts, together with the signatories thereto. The Representing Shareholders represent that

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     they will take such action as is deemed necessary by Silverthorne to change the authorized signatories on such accounts to persons designated by Silverthorne upon or after Closing.

          r. Attached hereto as Exhibit F that is incorporated herein by this reference is a complete and accurate list of all of Aquila's real property interests, leasehold interests, options, rights to purchase or lease real property and other interests owned by Aquila.

          s. No officer or employee of Aquila, or any spouse, child or other relative of any of these persons, will own or have any interest, directly or indirectly, in any of the real or personal property own by, leased or utilized by Aquila or any copyrights, patents, trademarks, trade names or trade secrets licensed to or utilized by Aquila.

          t. Attached hereto as Exhibit G that is incorporated herein by this reference is a complete and accurate list of Aquila's vendors.

          u. Aquila has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, whether direct or indirect, determined or determinable, except to the extent reflected or reserved against on Aquila Financial Statements or notes thereto; those incurred in or as a result of the ordinary course of business since the most recent date of the Aquila Financial Statements that are similar in nature and magnitude to obligations and liabilities customarily incurred by Aquila; and any obligations arising under the leases described in Exhibit F. There is no basis for any material claim against Aquila which involves an amount in excess of $5,000.

          v. The Representing Shareholders have furnished to Silverthorne copies of the signed federal, state and local tax returns of Aquila for the fiscal year ended December 31, 1998. All federal, state, local and municipal income taxes, ad valorem, excise, sales, use, capital gains, value-added, property, gift, estate, franchise, payroll and other taxes, levies, duties, tariffs and assessments (herein collectively referred to as "Taxes") which are due and payable by Aquila directly or as a transferee have been duly reported, fully paid and discharged, and there are no unpaid Taxes which are or could become a lien on the property or assets of, or require payment by, any of the foregoing, except for current and deferred Taxes not yet due and payable. All federal, state, local and municipal tax returns filed by Aquila are true and complete and have been correctly prepared in accordance with all laws and regulations pertaining thereto. All such current Taxes not yet due and payable have nevertheless been properly accrued on Aquila Financial Statements, in adequate amount as determined pursuant to GAAP. Aquila has not incurred any liabilities for penalties, assessments or interest under federal, state, local or foreign tax laws. No unexpired waiver executed by or on behalf of Aquila or with respect to any of the foregoing is in effect.

          w. Aquila's policies of insurance and any self-insurance arrangements in force are listed on Exhibit H that is attached hereto and incorporated herein by this reference. Aquila will have paid all premiums due as of the

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     Closing Date.  Such policies will be valid,  outstanding and enforceable as of the Closing Date and will continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

          x. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated (i) contravene, conflict with, cancel, terminate, modify, result in the breach of or accelerate the performance required by, any terms of any contract or other agreement, (ii) result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Aquila under the terms of any such agreement, or (iii) give any federal, state or local government or other political subdivision or agency the right to revoke, withdraw, suspend, cancel, terminate or modify any authorization that is held by Aquila or that otherwise relates to the business of, or any of the assets owned or used by, Aquila;

          y. Aquila is not in violation of any terms of its Articles of Incorporation, its Bylaws, any resolution adopted by its board of directors or shareholders, any mortgage, indenture, contract, license, permit, agreement or instrument to which it is a party, or judgment, decree, order, statute, rule or regulation which violation might have an adverse effect on the business of Aquila, and the execution, delivery and performance of and compliance with this Agreement will not contravene, conflict with or result in any such violation by Aquila or be in conflict with or constitute a default under any of the foregoing. No employee is in violation of any term of any employment contract, patent, nondisclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by Aquila or for any other reason and the continued employment by Aquila of their present employees will not result in any such violations. Aquila is not or will not be required to give any notice to or obtain any consent, approval, waiver or authorization from any person or entity, including any governmental entity, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, except for those consents obtained by the Representing Shareholders and delivered to Silverthorne at Closing in accordance with
     Section 3.1 above.

          z. Aquila is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any federal, state, local, municipal or foreign environmental law, statute, regulation, ordinance, rule, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, agreement with any governmental or quasi-governmental entity or any other legal requirement designed to prevent, minimize, punish, remedy or otherwise affect the consequences of actions that damage or threaten the environment or public health and safety ("Environmental Laws"). The Representing Shareholders have no basis to expect, nor have Aquila or the Representing Shareholders or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any governmental or quasi-governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of Aquila's real property, leaseholds or other interests, or of any buildings, plants, structures, machines or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by Aquila (collectively "Properties"), of any actual, potential or alleged violation or failure to comply with any Environmental Laws, or of any actual, potential, alleged or threatened obligation to undertake or bear the cost of any environmental, health or safety liability with respect to any of the facilities, Properties or assets (whether real, personal or mixed), in which Aquila has had an interest, or at which any hazardous materials or substances (as defined under any Environmental Laws) were generated, manufactured, refined, transferred, imported, used or processed by Aquila, the Representing Shareholders, or any other person for whose conduct they are or may be held responsible, or from which hazardous materials or substances have been transported, treated, stored, handled, transferred, disposed, recycled or received. All hazardous materials or substances present on, in the environment at, or released from any of the Aquila facilities, Properties or assets (whether real, personal or mixed), or at any geologically or hydrologically adjoining property, including any hazardous materials or substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment or other containers, and deposited or located in land, water, sumps or any other part of the facilities, Properties or such adjoining properties, or incorporated into any structure therein or thereon, have been and are currently in full compliance with all applicable Environmental Laws.

          aa. The books of account, minute books, stock record books and other records of Aquila are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not Aquila is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of Aquila contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors or committees thereof, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Aquila.

          bb. The Representing Shareholders have provided Silverthorne with full and complete access to all material aspects of, and information with respect to, Aquila. All written information which has been communicated by the Representing Shareholders to Silverthorne with respect to the assets, liabilities, business, operations, financial condition and business prospects of Aquila is true, correct and complete to the best of the knowledge and belief of the Representing Shareholders.

          cc. No representation nor warranty by the Representing Shareholders and no statement in the Exhibits attached hereto contains any untrue statement or omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

     4.2. Representations and Warranties of Ladia LLC. Ladia LLC, as a material inducement to Silverthorne to enter into this Agreement, hereby represents and warrants to Silverthorne that the following statements are true and correct as of the date hereof and will be true and correct through the Closing of the sale of the Aquila Shares as if made on the Closing Date. These representations and warranties may be relied upon fully by Silverthorne.

          a. Ladia LLC is and will be on the Closing Date the sole record and beneficial owner and holder of 4,042 of the Aquila Shares, which 4,042 shares are free and clear of all liens, claims, rights or other encumbrances of any nature whatsoever.

          b. This Agreement constitutes a legal, valid and binding obligation of Ladia LLC enforceable against Ladia LLC in accordance with its terms. Ladia LLC has absolute and unrestricted right, power, capacity and authority to execute and deliver this Agreement and any Closing Documents applicable to Ladia LLC, to perform Ladia LLC's obligations under this Agreement and the Aquila Shareholders' Closing Documents that are delivered by Ladia LLC, and to deliver the Aquila Shares owned by Ladia LLC to Silverthorne on the terms contained herein.

          c.  There  are  no  commitments,   options,  subscription  agreements,
     warrants, contracts or any other undertaking by Ladia LLC to sell or transfer any equity interests or other securities in Aquila to any party.

          d. Ladia LLC is not insolvent.

     4.3. Securities Representations and Warranties. Each Aquila Shareholder, as a further material inducement to Silverthorne to enter into this Agreement, hereby represents and warrants to Silverthorne that the following statements are true and correct as of the date hereof and will be true and correct through the Closing as if made on the Closing Date. These representations and warranties may be relied upon fully by Silverthorne and/or any assigns.

          a. The Aquila Shareholders are acquiring the Silverthorne Shares for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

          b. The Aquila Shareholders have had full information pertaining to Silverthorne made available to them and understand that all documents, records and books pertaining to the Silverthorne Shares have been made available for inspection by the Aquila Shareholders, their attorneys and/or accountants.

          c. The Aquila Shareholders and their advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Silverthorne concerning the Silverthorne Shares and all such questions have been answered to the full satisfaction of the Aquila Shareholders.

          d. The Aquila Shareholders have, or together with their advisor(s) have, such knowledge and experience in financial, tax and business matters so as to enable each of them to utilize the information made available to the Aquila Shareholders in connection with the acquisition by the Aquila Shareholders of the Silverthorne Shares in order to evaluate the merits and risks of an investment in such shares and to make an informed investment decision with respect thereto.

          e. The Aquila Shareholders have adequate means of providing for their current needs and personal contingencies, are able to bear the substantial economic risks of an investment in the Silverthorne Shares for an indefinite period of time, have no need for liquidity in such investment and, at the present time, can afford a complete loss of such investment.

          f. The Aquila  Shareholders  understand that sales or transfers of the
     Silverthorne   Shares  may  be  restricted  by  certain  federal  or  state securities laws.

          g. The Aquila Shareholders recognize that the acquisition of the Silverthorne Shares involves certain risks.

          h. The Aquila Shareholders understand that the Silverthorne Shares that are being acquired by the Aquila Shareholders have not been registered under the Securities Act. Further, the Aquila Shareholders understand that the transaction by which the Aquila Shareholders are acquiring the Silverthorne Shares is being made in reliance upon exemptions from various registration requirements.

          i. The  Aquila  Shareholders  understand  and  agree  that the  Aquila
     Shareholders cannot sell the Silverthorne Shares that the Aquila Shareholders are acquiring unless they are registered under the Securities Act and any applicable state securities laws or unless exemptions from such registration requirements are available.

          j. The Aquila Shareholders understand and agree that the certificates evidencing the Silverthorne Shares will contain a legend restricting their transfer except pursuant to an effective registration statement under the Securities Act, or pursuant to an opinion of counsel for Silverthorne that registration is not required under the Securities Act.

                                   ARTICLE 5.

                 REPRESENTATIONS AND WARRANTIES OF SILVERTHORNE

     5.1. Silverthorne's Representations and Warranties. Silverthorne hereby represents and warrants to the Aquila Shareholders that the statements contained in this Article 5 are true and correct as of the date of this Agreement and will be true and correct through the Closing:

          a. Silverthorne is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; is duly qualified to transact business as a foreign corporation and is in good standing in such states in which the conduct of its business or ownership or use of property requires such qualification except where the failure to be so qualified would not have a material adverse effect on the financial condition of Silverthorne; and has all corporate power necessary to engage in the business in which it is presently engaged. Silverthorne has no subsidiary corporations or affiliated entities except for entities that beneficially own over 10% of Silverthorne's outstanding common stock.
     Silverthorne has delivered to the Aquila Shareholders copies of the Articles of Incorporation and Bylaws of Silverthorne currently in effect as of the date of this Agreement.

          b. This Agreement constitutes the legal, valid and binding obligation of Silverthorne, enforceable against it in accordance with its terms. Silverthorne has absolute and unrestricted right, power, capacity and authority to execute and deliver this Agreement and Silverthorne's closing documents, and to perform its obligations hereunder. Except for obtaining the FCC Consent and, if required, the Shareholder Consent, no other corporate action is necessary to authorize its officers to effectuate this Agreement and the transactions contemplated hereunder.

          c. Silverthorne has evaluated the risk of investing in the Aquila Shares and has such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment, that it is capable of evaluating the merits and risks of an investment in the Aquila Shares.

          d. Silverthorne is acquiring the Aquila Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

          e. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated (i) contravene, conflict with, cancel, terminate, modify, result in the breach of or accelerate the performance required by, any terms of any contract or other agreement, (ii) result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Silverthorne under the terms of any such agreement, or (iii) give any federal, state or local government or other political subdivision or agency the right to revoke, withdraw, suspend, cancel, terminate or modify any authorization that is held by Silverthorne or that otherwise relates to the business of, or any of the assets owned or used by, Silverthorne.

          f. Silverthorne does not have any knowledge of any actual, pending or threatened claim, litigation or any other action against it that challenges, prevents, delays, makes illegal or otherwise affects its ability to perform its obligations under this Agreement.

          g. The outstanding equity securities of Silverthorne as of the date of this Agreement consist of those issued and outstanding shares of common stock as set forth on Exhibit I. All of the Silverthorne shares of common stock set forth on Exhibit I have been duly authorized and validly issued, are fully paid and nonassessable, and are in all respects in proper form and valid. Except as contemplated by this Agreement and as set forth on
     Exhibit I, there are no commitments, options, subscription agreements, warrants, contracts or any other undertaking by Silverthorne to issue, sell or transfer any equity interests or other securities in Silverthorne to any party. The Silverthorne Shares to be issued in the transactions provided in this Agreement will not be issued in violation of the Securities Act, or any other applicable law. The options and warrants that are outstanding were issued at a time when Silverthorne did not have a sufficient number of shares authorized to issue upon exercise of such options and warrants.

          h. Silverthorne has furnished to the Aquila Shareholders copies of the
     (i) audited balance sheets of Silverthorne as of June 30, 1999, 1998 and 1997 (including the notes thereto), and the related statements of operations, cash flows and shareholders' equity (deficit) for each of the years then ended, and (ii) unaudited balance sheets of Silverthorne as of December 31, 1999 and 1998 (including any notes thereto), and the related statements of operations, cash flows and shareholders' equity (deficit) for each of the periods then ended (collectively, the "Silverthorne Financial Statements"). The Silverthorne Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flows of Silverthorne at the respective dates of and for the periods referred to in the Silverthorne Financial Statements, which were prepared in conformity with GAAP, consistently applied.

          i.   Silverthorne's   Financial   Statements  have  been  prepared  in
     accordance with Regulation S-X or S-B, as applicable, adopted under the Securities Exchange Act of 1934, as amended, for the periods specified.

          j. Silverthorne has good and marketable title to all the properties and assets (whether real, personal or mixed and whether tangible or intangible) it purports to own that are reflected in the Silverthorne Financial Statements, and such properties and assets are subject to no mortgage, security interest, pledge, lien or other encumbrance except as disclosed in the Silverthorne Financial Statements and notes thereto.

          k. All accounts receivable of Silverthorne that are reflected in the Silverthorne Financial Statements or accounting records as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, the accounts receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Silverthorne Financial Statements, which reserves are adequate and calculated consistent with past practice and GAAP. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an account receivable relating to the amount or validity of such account receivable.

          l. Except as set forth on Exhibit J, Silverthorne is not a defendant, nor plaintiff against whom a counterclaim has been asserted, in any litigation, pending or, to the best of its knowledge and belief, threatened, nor has any material claim been made, asserted or pending against Silverthorne, nor to the best of its knowledge and belief, threatened before any federal, state or municipal government, or any governmental, quasi-governmental or private department, board, body or agency thereof, involving Silverthorne or that relates to or would otherwise affect the business of or any assets owned by or used by Silverthorne. Silverthorne is not subject to a judgment, order or other legal proceeding relating to the business of, or any assets owned or used by, Silverthorne.

          m. Except for Silverthorne's failure to set aside a sufficient number of shares of common stock to be issued upon exercise of the options and warrants set forth on Exhibit I, Silverthorne is not in material default under any agreement, contract, lease, debt, guarantee, written commitment, loan, license, permit or other material agreement to which it is a party nor is it in material default in the payment of any material obligations. Silverthorne has not received any notices alleging any material default in the performance of its obligations under any agreement, contract, lease, debt, guarantee, written commitment, loan, license, permit or other material agreement. Silverthorne has not commenced or engaged in any unlawful activities or course of conduct at or upon the property or facilities of Silverthorne or, except to the extent Silverthorne has been late in making required filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have violated any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

          n. Silverthorne has not infringed, and is not now infringing upon, any trademark, trade name, service mark, patent or copyright belonging to any other third person, firm or corporation. Silverthorne is not a party to any license agreement or other agreement with respect to any trademarks, service marks, trade names or applications for same or any patents or copyrights. Silverthorne does not own or hold licenses or other rights to use any trademarks, trade names, service marks, patents, copyrights or other intellectual property of any kind.

          o. Between the date of the Silverthorne Financial Statements and the Closing Date, Silverthorne, without the Aquila Shareholders' prior written consent, will not have paid or declared any dividends on or made any distributions in respect of or purchased or redeemed, any of the authorized or outstanding shares of Silverthorne's capital stock or made or authorized any amendments to its Articles of Incorporation except those as are approved by the Silverthorne shareholders.

          p. No officer or employee of Silverthorne, or any spouse, child or other relative of any of these persons, will own or have any interest, directly or indirectly, in any of the real or personal property own by, leased or utilized by Silverthorne or any copyrights, patents, trademarks, trade names or trade secrets licensed to or utilized by Silverthorne.

          q. Silverthorne has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, whether direct or indirect, determined or determinable, except to the extent reflected or reserved against on Silverthorne Financial Statements or notes thereto or as set forth in Exhibit J hereto; those incurred in or as a result of the ordinary course of business since the most recent date of the Silverthorne Financial Statements that are similar in nature and magnitude to obligations and liabilities customarily incurred by Silverthorne; and any obligations arising under Silverthorne's leases. There is no basis for any material claim against Silverthorne which involves an amount in excess of $5,000 except as specified herein or in Exhibit J hereto.

          r. All Taxes which are due and payable by Silverthorne directly or as a transferee have been duly reported, fully paid and discharged, and there are no unpaid Taxes which are or could become a lien on the property or assets of, or require payment by, any of the foregoing, except for current and deferred Taxes not yet due and payable. All federal, state, local and municipal tax returns filed by Silverthorne are true and complete and have been correctly prepared in accordance with all laws and regulations pertaining thereto. All such current Taxes not yet due and payable have nevertheless been properly accrued on the Silverthorne Financial Statements, in adequate amount as determined pursuant to GAAP. Silverthorne has not incurred any liabilities for penalties, assessments or interest under federal, state, local or foreign tax laws. No unexpired waiver executed by or on behalf of Silverthorne or with respect to any of the foregoing is in effect.

          s. Except as set forth in Section 5.1(m) hereof, Silverthorne is not in violation of any terms of its Articles of Incorporation, its Bylaws, any resolution adopted by its board of directors or shareholders, any mortgage, indenture, contract, license, permit, agreement or instrument to which it is a party, or judgment, decree, order, statute, rule or regulation which violation might have an adverse effect on the business of Silverthorne, and the execution, delivery and performance of and compliance with this Agreement will not contravene, conflict with or result in any such violation by Silverthorne or be in conflict with or constitute a default under any of the foregoing. No employee is in violation of any term of any employment contract, patent, nondisclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by Silverthorne or for any other reason and the continued employment by Silverthorne of their present employees will not result in any such violations. Silverthorne is not or will not be required to give any notice to or obtain any consent, approval, waiver or authorization from any person or entity, including any governmental entity, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, except for FCC Consent and the Securities Compliance.

          t. Silverthorne is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under,
     Environmental Laws. Silverthorne has no basis to expect, nor has Silverthorne or any other person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any governmental or quasi-governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of Silverthorne's properties, of any actual, potential or alleged violation or failure to comply with any Environmental Laws, or of any actual, potential, alleged or threatened obligation to undertake or bear the cost of any environmental, health or safety liability with respect to any of the facilities, properties or assets (whether real, personal or mixed), in which Silverthorne has had an interest, or at which any hazardous materials or substances (as defined under any Environmental Laws) were generated, manufactured, refined, transferred, imported, used or processed by Silverthorne or any other person for whose conduct it is or may be held responsible, or from which hazardous materials or substances have been transported, treated, stored, handled, transferred, disposed, recycled or received. All hazardous materials or substances present on, in the environment at, or released from any of the Silverthorne facilities, properties or assets (whether real, personal or mixed), or at any geologically or hydrologically adjoining property, including any hazardous materials or substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment or other containers, and deposited or located in land, water, sumps or any other part of the facilities, properties or such adjoining properties, or incorporated into any structure therein or thereon, have been and are currently in full compliance with all applicable Environmental Laws.

          u. The books of account, minute books, stock record books and other records of Silverthorne are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not Silverthorne is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of Silverthorne contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors or committees thereof, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Silverthorne.

          v. Silverthorne has provided the Aquila Shareholders with full and complete access to all material aspects of, and information with respect to, Silverthorne. All written information which has been communicated by Silverthorne to the Aquila Shareholders with respect to the assets, liabilities, business, operations, financial condition and business prospects of Silverthorne is true, correct and complete to the best of its knowledge and belief.

          w. All of the reports, registration statements, definitive proxy statements or information statements filed by Silverthorne subsequent to June 30, 1997 under the Exchange Act or the Securities Act (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act or the Securities Act, as the case may be, and (ii) did not or have been amended so they do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Silverthorne is current in connection with all required filings under the Exchange Act.

          x. No representation nor warranty by Silverthorne and no statement in the Exhibits attached hereto contains any untrue statement or omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 6.

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

     6.1. Conditions Precedent to Obligations of Silverthorne. The obligations of Silverthorne under this Agreement are subject to the fulfillment, prior to the Closing, of the following conditions precedent (in addition to other conditions and terms of this Agreement), unless specifically waived in writing by Silverthorne at or prior to the Closing:

          a. Representations and Warranties. The representations and warranties of the Aquila Shareholders shall be in all material respects true, correct and complete at the Closing as if made at such date and time.

          b. Compliance. The Aquila Shareholders shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by the Aquila Shareholders as of the Closing.

          c.  No  Error  or  Misrepresentation.   Silverthorne  shall  not  have
     discovered any material error, misstatement or omission in or failure of any representation or warranty made by any of the Aquila Shareholders.

          d. Financial Statements. Aquila shall have provided Silverthorne with financial statements prepared in accordance with Regulation S-X or S-B, as applicable, for the periods specified therein that Silverthorne may need to file to timely comply with its proxy statement and reporting requirements under the Exchange Act.

          e. No Material Change. Between the date of this Agreement and the Closing, Aquila (i) shall not have incurred any liabilities or obligations, direct or contingent, or entered into any transactions, except those which are in the usual and ordinary course of business or previously agreed to in writing by Silverthorne, (ii) shall have no material undisclosed liabilities, (iii) shall not have done any act or engaged in any course of conduct prohibited by this Agreement without the necessary written consent of Silverthorne, and (iv) no person connected with Aquila shall have made or caused to be made any changes in the financial condition of Aquila.

          f. Deliveries. The Aquila Shareholders shall have on or before the Closing delivered to Silverthorne or its authorized representatives the documents or other items to be delivered as specified under Section 3.1 above.

          g. Employment Agreements. Effective on the Closing, Silverthorne shall have entered into employment agreements with each of the Representing Shareholders containing such terms and conditions as are acceptable to Silverthorne and to the respective Representing Shareholders.

          h. Termination of Representing Shareholder Notes. The Subordinated Notes and Agreements of Subordination each dated January 21, 1999, from Aquila to the respective Representing Shareholders shall be cancelled and returned to Aquila and no longer be deemed to be a liability from Aquila to the Representing Shareholders. The Subordinated Notes do not include a promissory note in the amount of $25,900 that is from Aquila to Jimmy L. Boswell.

          i. Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instructions delivered to Silverthorne in connection herewith, shall be reasonably satisfactory in form to Silverthorne, its authorized representatives and its counsel.

     6.2. Conditions Precedent to Obligations of the Aquila Shareholders. The obligations of the Aquila Shareholders under this Agreement to sell, transfer, assign, convey and deliver the Aquila Shares to Silverthorne are subject to the fulfillment, prior to or simultaneous with the Closing, of the following conditions precedent (in addition to other conditions and terms of this Agreement), unless specifically waived in writing by all of the Aquila Shareholders at or prior to the Closing:

          a. Representations and Warranties. The representations and warranties of Silverthorne contained in this Agreement shall be in all material respects true, correct and complete at the Closing as if made at such date and time.

          b. Compliance. Silverthorne shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing.

          c. No Error or Misrepresentation. The Aquila Shareholders shall not have discovered any material error, misstatement or omissions in or failure of any representation or warranty made by Silverthorne.

          d. Deliveries. Silverthorne shall have on or before the Closing delivered to the Aquila Shareholders or its authorized representatives the documents or other items to be delivered as specified under Section 3.2 above.

          e. Sufficient Authorized Common Stock. If necessary, Silverthorne shall have increased the number of its authorized but unissued shares of Silverthorne Common Stock so that it has a sufficient number of authorized but unissued shares of common stock to issue the Silverthorne Shares to the Aquila Shareholders at the Closing, as specified under Sections 1.2 and 1.3 above.

          f. Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instructions delivered to the Aquila Shareholders in connection herewith, shall be reasonably satisfactory in form to the Aquila Shareholders, their authorized representatives and their counsel.

          g. Shareholder Agreement. The Stock Restriction Agreement, dated as of May 5, 1998 among the initial Aquila Shareholders shall have been terminated prior to Closing without any of the rights or obligations contained therein having been exercised.

          h. Tax Opinion. The Aquila Shareholders shall have received a tax opinion from Rosenman & Colin LLP to the effect that:

          1. No gain or loss will be recognized by a shareholder of Aquila on the receipt solely of Silverthorne Shares in exchange for its Aquila Shares;

          2. The holding period of Silverthorne Shares to be received in the exchange by a Aquila Shareholder will include the holding period of the Aquila Shares exchanged therefor, provided that the Aquila Shares are held as capital assets at the effective time of the exchange; and

          3. The tax the basis of Silverthorne Shares to be received in the exchange by Aquila Shareholders will be the same as the basis of the Aquila Shares surrendered in exchange therefor.

          j. Regulatory Approvals. The Securities Compliance, the FCC Consent and any other required regulatory approval will not contain or result in the imposition of any condition or restriction which the Aquila Shareholders reasonably believe will materially impact the value of their investment in the Silverthorne Shares (including any imposition of a restriction on transfer except as required to establish an exemption from the registration requirements of the Securities Act) or will have a material adverse effect on the business or prospects of Aquila or Silverthorne.

                                   ARTICLE 7.

                            COVENANTS OF THE PARTIES

     The Parties agree that, prior to the Closing:

     7.1. Execution of this Agreement. The Parties hereto will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with its and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, state, local and municipal laws, rules and regulations as may be applicable to the contemplated transactions.

     7.2. Restrictive Action. The Parties each agree that the Parties will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which the Parties have undertaken or promised to do in this Agreement or any related agreement.

     7.3. Operation of the Business of Aquila. The Aquila Shareholders acknowledge that the past and future operating performance of Aquila is a material inducement to Silverthorne to execute this Agreement. As such, between the date of this Agreement and the Closing Date, and unless the Representing Shareholders obtain the prior written consent of Silverthorne, the Representing Shareholders shall, and shall cause Aquila to:

          a. conduct the business of Aquila consistent with past practice, consistent with the business practices revealed to Silverthorne and its management and in compliance with applicable laws;

          b. not take any action except in the ordinary course of business;

          c. not engage in any material transaction that would have a material adverse effect on the business, operations, assets, financial condition or prospects of Aquila;

          d. not amend or terminate any material contracts to which Aquila is a party without prior notification to Silverthorne; and

          e. use their and its reasonable best efforts to (i) preserve substantially intact the business organization of Aquila, (ii) keep available the services of the current management and employees of Aquila,
     (iii) maintain the relations with suppliers, vendors, customers, landlords, licenses, distributors and other persons or entities having significant business relationships with Aquila, (iv) maintain comparable rates of growth in sales and achieve growth in income consistent with past practice; and (v) pay all accounts payable of Aquila in the ordinary course of business consistent with past payment practices.

     7.4. No Negotiation. Until such time, if ever, as this Agreement is terminated pursuant to Article 9, the Aquila Shareholders and their representatives shall not, and shall cause Aquila and its officers, directors, employees or agents to not, directly or indirectly:

          a. take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined); or

          b. continue, initiate or engage in negotiations with or disclose any non-public information relating to Aquila, or afford access to the properties, books or records of Silverthorne or Aquila to any corporation, partnership, person or other entity that is considering or has made an Acquisition Proposal.

The term "Acquisition Proposal" as used herein means any offer or proposal for a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of Aquila or the acquisition of more than 15% of the capital stock of Aquila, other than with respect to the Acquisition Proposal with Silverthorne as contemplated herein.

     7.5.  Regulatory  Approvals.  Silverthorne shall have promptly (i) obtained all  necessary  state  securities  law or "Blue Sky" permits and  approvals  (or perfected exemptions from the requirements to obtain all such permits and approvals, including the making of all necessary filings for such exemptions) and perfected an exemption from the registration provisions of the Securities Act (including the making of all necessary filings for such exemption) in connection with the sale of the Silverthorne Shares as contemplated by this Agreement (collectively the "Securities Compliance"), (ii) obtained all necessary approvals from the Federal Communications Commission to transfer any licenses held by Aquila (the "FCC Consent") and (iii) obtained all other approvals required from any regulatory agency to carry out the transactions contemplated by this Agreement. The costs and expenses related to obtaining the Securities Compliance, the FCC Consent and all other required regulatory approvals shall be borne by Silverthorne. Silverthorne shall file all necessary applications or filings in connection with the Securities Compliance, the FCC Consent and all other required regulatory approvals within 14 days of the execution of this Agreement. Prior to their filing, the Aquila Shareholders shall be given a reasonable period of time to review and comment upon any applications or other filings to be made in connection with the Securities Compliance and all other required regulatory approvals other than the FCC Consent.

                                   ARTICLE 8.

                           INDEMNIFICATION PROVISIONS

     8.1. Survival. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby shall survive the Closing for a period of one
(1) year. All such representations and warranties shall expire on the first anniversary of the Closing Date, except that claims, if any, asserted in writing prior to such first anniversary identified as a claim for indemnification pursuant to this Article 8 shall survive until finally resolved and satisfied in full. All covenants and agreements contained herein shall survive until fully performed in accordance with their terms and any recoveries from third parties.

     8.2. Indemnification Provisions - Representing Shareholders' Representations, Warranties and Covenants. The Representing Shareholders agree to indemnify Silverthorne, its directors and officers from and against the entirety of any charges, complaints, actions, suits, damages, claims, costs, amounts paid in settlement, taxes, liens, expenses or fees, including all attorneys' fees and costs, which Silverthorne may suffer resulting from, arising out of, relating to or caused by the breach of any of the Representing Shareholders' representations, warranties and covenants contained in this Agreement, including without limitation any liability which the indemnified persons may suffer resulting from, arising out of, relating to or caused by any product offered or sold by, or any services provided by, Aquila prior to the Closing Date, or any stock certificates issued by Aquila prior to the Closing that were not delivered to Silverthorne at the Closing.

     8.3. Indemnification Provisions--Ladia. Ladia hereby agrees to indemnify and hold harmless Silverthorne from and against any and all costs, losses, liabilities, damages, deficiencies and expenses, including, but not limited to, reasonable attorneys' fees and expenses actually incurred by Silverthorne ("Damages") arising directly out of any breach or failure to fully perform or observe of any representation, warranty, covenant, or agreement of Ladia contained in this Agreement, provided, however, that (i) any claim for indemnification hereunder shall be asserted in writing prior to the expiration of the survival period set forth in Section 8.1, including reasonably detailed facts and circumstances pertaining thereto, (ii) Ladia shall have no liability hereunder unless, until and to the extent that the aggregate of such Damages exceeds $25,000 calculated on a cumulative, and not a per item, basis (the "Basket"), (iii) Ladia's aggregate liability for Damages hereunder shall not in any event exceed the value of the consideration received at Closing (the
"Liability Cap"), (iv) in no event shall Ladia be liable for consequential damages asserted by Silverthorne, (v) after the Closing, the rights of Silverthorne under this Section 8.3 shall be the sole remedy of Silverthorne for any breach of this Agreement; and (vi) the maximum amount to be recovered Silverthorne hereunder shall be the aggregate net loss after taking into account insurance recoveries and the present value of tax benefits.

     8.4. Indemnification Provisions - Silverthorne's Representations, Warranties and Covenants. Silverthorne agrees to indemnify the Aquila Shareholders from and against the entirety of any charges, complaints, actions, suits, damages, claims, costs, amounts paid in settlement, taxes, liens, expenses or fees, including all attorneys' fees and costs, which the Aquila Shareholders may suffer resulting from, arising out of, relating to or caused by the breach of any of Silverthorne's representations, warranties and covenants contained in this Agreement.

     8.5. Claims for Indemnification. In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this Article 8, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party, the Indemnifying Party shall have the right to control the defense of settlement of such claim; provided, however, that (a) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified
Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnified Party, or, with respect to Ladia LLC only, the proposed settlement is in the excess of the Liability Cap, (c) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, and shall assume all expense with respect to the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party, provided that the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this
Section 8.5 if the Indemnifying Party is entitled but fails to assume control over the defense of a claim as provided in this Section 8.5, provided that the

Damages  associated  with such claim are covered by the indemnity  provisions of
Section 8.2 or 8.3 the Indemnified Party shall have the right to defend such claim, provided further that the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnifying Party.

     In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 8, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

     8.6. Other Remedies. The foregoing indemnification provisions by Silverthorne and the Representing Shareholders are in addition to, and not in derogation of, any statutory or common law remedy Silverthorne or the Representing Shareholders may have for breach of representation, warranty, covenant or contract.

                                   ARTICLE 9.

                          TERMINATION OF THIS AGREEMENT

     9.1. Grounds for Termination. This Agreement shall terminate:

          a.  By  mutual  written  consent  of   Silverthorne   and  the  Aquila
     Shareholders;

          b. By Silverthorne or the Aquila Shareholders, if all the conditions precedent to its or their respective obligations hereunder have not been satisfied or waived prior to or at the Closing, as it may be accelerated or extended;

          c. If Silverthorne or the Aquila Shareholders shall have defaulted or refused to perform in any material respect under this Agreement, or if Silverthorne or the Aquila Shareholders should have reasonable cause to believe there has been a material misrepresentation concerning, or failure or breach of, any representation or warranty by the other, or if it appears that Silverthorne or the Aquila Shareholders have committed any unlawful acts affecting the other and such default, refusal, misrepresentation, failure, breach or unlawful act shall not have been fully cured within 30 days from the date of delivery of written notice specifying the alleged default, refusal, misrepresentation, failure, breach or unlawful act;

          d. If the transactions contemplated in this Agreement and related agreements have not been consummated by the Closing Date set forth in
     Section 2.1;

          e. By Silverthorne if any material adverse changes occur in the business, operations or financial condition of Aquila; or

          f. If Silverthorne or the Aquila Shareholders shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal government authorities or by any other person of a formal investigation, or of any action, suit or proceeding of any kind against either or both Parties which in one Party's reasonable belief is material in light of the other Party's business, prospects, properties or financial condition.

     9.2. Manner of Termination. Any termination of this Agreement shall be made in accordance with the above listed grounds and, if the termination is by the Aquila Shareholders, shall be supported by a written statement signed by each of the Aquila Shareholders. Each Party's right of termination under Article 9 is in addition to any other right it may have at law or in equity, whether for damages or specific performance, and the exercise of a right to termination will not be deemed an election of remedies. Written notice of termination shall be given to the other Party as provided in Article 11, and upon receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the Party. On termination, each Party shall bear their own fees, costs and expenses.

     9.3. Survival of Confidentiality Provisions. Upon termination of this Agreement for any reason:

          a. The covenants of the Parties concerning the confidentiality and proprietary nature of all documents and other information furnished hereunder shall remain in force except as to information which has otherwise become public knowledge; and

          b. Each Party shall promptly return all documents received from the other Party in connection with this Agreement.

This Section 9.3 constitutes a mutual covenant of the Parties, and any Party may judicially enforce it.

                                   ARTICLE 10.

                              NECESSARY INFORMATION

     10.1. Each of the Parties hereto shall furnish to the others all information concerning such Party (including financial statements and statistical information) required for inclusion in any application or statement to be filed or made by the other Party with or to any government agency or other third Party in connection with the proposed sale of the Aquila Shares.

                                   ARTICLE 11.

                               NOTICES TO PARTIES

     11.1. All notices, demands, consents or requests required or authorized hereunder, except as otherwise provide herein, shall be given in writing by registered or certified mail, return receipt requested, or by telefax transmission, telegram, cable, messenger or overnight courier service providing documentation of receipt, at the address set forth below or at such other address as any Party may designate from time to time given in accordance with this section, and shall be effectively given when deposited in the United States mails, postage prepaid or when otherwise received, as may be applicable:

         If to Silverthorne:        Mr. Darrell H. Hughes
                                    7001 Seaview Avenue, NW, Suite 210
                                    Seattle, Washington 98117
                                    Fax No. 206-297-3901

         With a copy to:            Thomas S. Smith, Esq.
                                    Smith McCullough, P.C.
                                    Regency Plaza One
                                    4643 South Ulster Street, Suite 900
                                    Denver, Colorado  802372866
                                    Fax No. 303-221-6001

         If to the Aquila
         Shareholders:              Mr. Jimmy L. Boswell
                                    3220 South Higuera Street, Suite 304
                                    San Luis Obispo, California 93401
                                    Fax No. 805-786-2644

         With a copy to:            John F. Stuart, Esq.
                                    Reitner & Stuart
                                    (Special Counsel to Aquila)
                                    1730 K Street, Suite 1100
                                    Washington, D.C. 20006
                                    Fax No. 202-466-3535

                                   ARTICLE 12.

                                   NO FINDERS

     12.1. Representations and Indemnification by the Aquila Shareholders. Each of the Aquila Shareholders represents and warrants to Silverthorne that each has not employed and does not intend to employ any person on his or its behalf as a finder in connection with the transactions herein contemplated and the Aquila Shareholders jointly and severally agree to indemnify Silverthorne against any liability arising from the claims of any persons claiming to have acted as finders or brokers and against any other damages suffered as a consequence of the falsity or breach of this Section 12.1.

     12.2. Representations and Indemnification by Silverthorne. Silverthorne represents and warrants to the Aquila Shareholders that Silverthorne has not employed and does not intend to employ any person on its behalf as a finder in connection with the transactions herein contemplated and agrees to indemnify the

Aquila Shareholders against any liability arising from the claims of any persons claiming to have acted as finders or brokers and against any other damages suffered as a consequence of the falsity or breach of this Section 12.2.

                                   ARTICLE 13.

                                FEES AND EXPENSES

     13.1. Each Party shall bear its own legal fees and other expenses associated with this Agreement and the transactions contemplated hereby, and, in particular, (i) all fees incurred by each of the individual Aquila Shareholders shall be the sole responsibility of the individual Aquila Shareholder incurring such costs, (ii) all fees and expenses incurred by Aquila shall be the responsibility of Aquila (and not the Aquila Shareholders) and (iii) all fees and expenses incurred in connection with the FCC Consent, the Securities Compliance and all other required regulatory approvals or consents shall be the responsibility of Silverthorne.

                                   ARTICLE 14.

                   CONFIDENTIALITY, DISCLOSURES AND PUBLICITY

     14.1. Confidentiality and Disclosures. It is understood and agreed by all Parties, and each of them, that all nonproprietary information whatsoever, including oral disclosures, furnished by Silverthorne, Aquila or the Aquila Shareholders to or for the use or review of the other shall be treated as proprietary and subject to the confidentiality provisions contained in this
Section 14. Silverthorne and the Aquila Shareholders each agree that it and they will hold all information received pursuant to and in connection with this Agreement in confidence and that it and they will not use any such information obtained for any purpose whatsoever other than assisting in its and their due diligence inquiry prior to the Closing. Upon request of a Party, another Party (and upon request, every employee and other representative of such Party who will or is expected to examine such information) and any other Party who or which is expected to receive or review any such information shall, prior to receipt of examination of such information, execute a confidentiality agreement in form and substance satisfactory to counsel for the Party originating the confidentiality request. If for any reason the transaction herein contemplated is not consummated, all materials received by a Party from the other Parties shall be returned to the Party from whom received.

     14.2 Publicity. The Aquila Shareholders shall not, and shall cause Aquila to not, make any press release or announcement concerning the transactions herein contemplated without the approval of Silverthorne; provided, however, that the foregoing shall not prohibit any disclosure by press release, filing or otherwise that is required by federal securities laws, or to attorneys, accountants, investment bankers or other agents of Silverthorne assisting Silverthorne in connection with the transactions contemplated by this Agreement. The Aquila Shareholders recognize that Silverthorne is a reporting company under the Securities Exchange Act of 1934, as amended, and therefore agree that, notwithstanding anything contained herein to the contrary, Silverthorne may undertake discussions and provide information to third parties and to the public with respect to Silverthorne and the transaction herein contemplated when Silverthorne deems it appropriate.

                                   ARTICLE 15.

                            MISCELLANEOUS PROVISIONS

     15.1. Effectiveness. This Agreement shall be effective and binding when signed by all Parties hereto.

     15.2. Amendment. This Agreement maybe amended, modified or supplemented only by an instrument in writing executed by the Parties hereto.

     15.3. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any Party hereto without the written consent of the Party not seeking assignment.

     15.4. Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a Party hereto or thereto any rights or remedies herein or thereunder.

     15.5. Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the Parties regarding the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties or any of them, with respect to the subject matter hereof.

     15.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provisions as may be possible and as may be legal, valid and enforceable.

     15.7. Waiver. The failure of any Party to insist upon the strict performance of any of the provisions of this Agreement shall not be considered as a waiver of any such subsequent default of the same or similar nature.

     15.8. Governing Law and Choice of Forum. This Agreement and the rights and obligations of any Party hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Colorado. The Parties agree that the exclusive judicial forums shall be the District Court of the City and County of Denver in the State of Colorado and the United States District Court for the District of Colorado.

     15.9. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise effect any of the terms or provisions hereof.

     15.10. Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

     15.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed a original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signatures of a Party shall constitute a valid and binding execution and delivery of this Agreement. Such facsimile copies shall constitute enforceable original documents.

     15.12. Prevailing Party Clause. In the event of any litigation arising as a result of breach of this Agreement or failure to perform hereunder or failure of any representation or warranty herein, the Party or Parties prevailing in such dispute shall be entitled to collect the costs of such dispute, including reasonable attorneys' fees or costs, from the Party or Parties not prevailing.

     15.13. Specific Performance. Each of the Parties acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore, Silverthorne and the Aquila Shareholders respectively agree that the other shall be entitled to specific performance of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and the year first above written.

                                   SILVERTHORNE PRODUCTION COMPANY



                                   By:/s/ Darrell H. Hughes
                                      ------------------------------------------
                                      Darrell H. Hughes, Chief Executive Officer


                                   AQUILA INTERNATIONAL
                                   TELECOMMUNICATIONS, INC.
                                   SHAREHOLDERS


                                   /s/ Jimmy L. Boswell
                                   ---------------------------------------------
                                   Jimmy L. Boswell


                                   /s/ David G. Lucas
                                   ---------------------------------------------
                                   David G. Lucas


                                   /s/ Reginald W. Einkauf
                                   ---------------------------------------------
                                   Reginald W. Einkauf


                                   /s/ John D. Miller
                                   ---------------------------------------------
                                   John D. Miller

                                   LADIA LLC



                                   By: /s/ Frances Lynch
                                      ------------------------------------------
                                      Frances Lynch, Chief Executive Officer

                                    EXHIBIT A

                      TO STOCK FOR STOCK EXCHANGE AGREEMENT



                        ISSUED AND OUTSTANDING SHARES OF
                  AQUILA INTERNATIONAL TELECOMMUNICATIONS, INC.





Name of Aquila Shareholders        Number of Shares Owned        Class of Shares
---------------------------        ----------------------        ---------------

Jimmy L. Boswell                         3,000                         Common

David G. Lucas                           3,000                         Common

Reginald W. Einkauf                      3,000                         Common

John D. Miller                           3,000                         Common

Ladia LLC                                4,042                         Common
                                        ------

 Total Shares Issued and Outstanding    16,042

                                    EXHIBIT B

                      TO STOCK FOR STOCK EXCHANGE AGREEMENT



                      OFFICERS, DIRECTORS AND KEY EMPLOYEES
                                       OF
                  AQUILA INTERNATIONAL TELECOMMUNICATIONS, INC.



Officers:            Jimmy L. Boswell         President, Chief Executive Officer
                                              and Chairman of the Board

                     David G. Lucas           Vice President, Chief Financial
                                              Officer

                     Reginald W. Einkauf      Vice President, Chief Technology
                                              Officer

                     John D. Miller           Vice President, Chief Information
                                              Officer


Directors:           Jimmy L. Boswell
                     David G. Lucas
                     Reginald W. Einkauf
                     John D. Miller


Key Employees:       Jimmy L. Boswell
                     David G. Lucas
                     Reginald W. Einkauf
                     John D. Miller

                                    EXHIBIT C

                      TO STOCK FOR STOCK EXCHANGE AGREEMENT



     The following notes and accrued interest are due to the named shareholders of Aquila:

     Jimmy L. Boswell        8%,  $100,578.51 as of 12-31-99 due on demand
     David G. Lucas          8%,  $ 55,907.87 as of 12-31-99 due on demand
     Reginald Einkauf        8%,  $109,843.51 as of 12-31-99 due on demand
     John Miller             8%,  $ 94,396.93 as of 12-31-99 due on demand

     Jimmy L. Boswell        10%, $ 25,900 plus accrued interest due on demand
     Ladia LLC               12%, $350,924.43 plus accrued interest due 2-15-01

                                    EXHIBIT D

                      TO STOCK FOR STOCK EXCHANGE AGREEMENT



                                    CONTRACTS


     1. The notes payable outstanding as listed on Exhibit C.

     2.  Insurance  policies  for  the  following  coverage:   Lifeguard  health
insurance, Principle dental and life, Hartford for general and liability insurance.

     3. Facility lease with Walter Bros. Construction.

     4. Equipment leases with Cisco Leasing, Dell Financial, Lucent Technology and GALCO.

     5. Aquila has agreements with a number of large carriers to purchase minutes from them, but not contracts.

     6. Settlement Agreement dated December 24, 1999 with Ladia LLC.

     7. Amended and Restated Security Agreement dated as of December 24, 1999, with Ladia LLC.

     8. Secured Promissory Note in the principal amount of $350,924.43 to Ladia LLC.

                                    EXHIBIT E

                      TO STOCK FOR STOCK EXCHANGE AGREEMENT



                        BANK ACCOUNTS AND OTHER ACCOUNTS


         Bank of America--Business Checking  00610-08088

         Wells Fargo Bank--Business Checking  4435-703343

                                    EXHIBIT F

                      TO STOCK FOR STOCK EXCHANGE AGREEMENT



                                  REAL PROPERTY


     The only property related item is the facility lease with Walter Bros. Construction that covers the facility in which Aquila is located.

                                    EXHIBIT G

                      TO STOCK FOR STOCK EXCHANGE AGREEMENT



                                     VENDORS


Vendor ID             Vendor                      Contact           Telephone 1          Tax Id No.
---------             ------                      -------           -----------          ---------

AMEX                  American Express                              1-800-success
ASAP                  Mills ASAP Reprographics                      805-543-3144
Allbest               All The Best Furniture                        805-543-2956
Amer Temps            American Temps              Melanie Mulvaney
Andre, Morris         Andre, Morris, & Buttery                      805-543-4171
Apex                  Apex PC Solutions                             425-402-9393
B of A                Bank of America             Rilla Douglas     805-595-5311
CCP                   Central Coast Processing                      781-6820
CDW                   Computer Discount Warehouse                   1-800-980-4239
Caesar                Caeser & Seider Insurance   Karen DeVore      805-542-0991
Cellular One          Cellular One                                  800-445-6876
Cisco                 Cisco Systems Capital
Comp Stuff            Computer Stuff                                805-542-0180
Convert-It            Convert-it                  Tyler Welburn     408-370-0123
Dell                  Dell Financial Services                       1800-955-3355
Dimension             Dimension Funding, Inc.
EDD                   Employment Development Dept
Facilicom             Facilicom                                     202-496-1100
Franchise Tax Board   Franchise Tax Board
Frank L. Freitas      Frank L. Freitas                              805-781-5830
GALCO                 Great American Leasing Co.  Todd Aaron
GMV                   GM Voices                                     770-752-4500
GST, Inc.             GST, Inc.
GTE                   GTE                                           1-800-483-3000
Gray                  Gray Bar Electric                             800-766-7723
Hartford              The Hartford                                  800-447-7649
IRS                   Internal Revenue Service
Keith Franklin        Russell, Mainini & Franklin  Keith Franklin   805-544-7094
Lifeguard             Lifeguard                                     408-943-9400
Lucent                Lucent Technologies
McGowan Guntermann    McGowan Guntermann                            805-962-9175
Mission               Mission Office Supply                         805-544-0460
Morris & Garritano    Morris & Garritano
Mustang               Mustang Moving & Storage                      544-9626
Nextel                Nextel                                        800-639-6111
Office Depot          Office Depot
Oracle                Oracle
PC                    Petty Cash
PacBell Centrex       Pacific Bell                                  800-720-2355
PacBell Meas Rate     Pacific Bell
PacBell PBX           Pacific Bell                                  800-750-2355
PacBell PLS 2         Pacific Bell                                  800-750-2355
PacBell PLS T-1       Pacific Bell                                  800-750-2355
Phone Center          Phone Center, The
Poor Richards         Poor Richards Press            Danal          805-543-6844
Power                 Power & Environment Int'l, Inc Mike Howard    818-772-6694
Powercom              Powercom                                      800-288-9807
Princ                 Principal Financial Group                     888-239-6435
Qwest                 Qwest                                         800-860-1020


                                  37

Racouillat            Richard N. Racouillat                         805-547-5990
Reitner & Stewart     Reitner & Stewart
Russell, Mainini      Russell, Mainini & Franklin    Keith Franklin 805-544-7094
SFC&S                 Smith, Falck,Caesar&Seider Ins Kevin Dye
SLN                   San Luis News                                 805-541-2247
SLO                   City of San Luis Obispo                       805-
Sec State             Secretary of State                            916-657-3537
Sprint                Sprint                                        404-649-5480
Staples               Staples Office Supply                         800-767-1291
Star Telecom          Star Telecom                                  805-899-1962
Sunmyth Studio        Sunmyth Studio                  Rosi Lusardi
The Telephone Connec  The Telephone Connection        Sara          310-789-7900
Thoma                 Thoma Electric, Inc.                          805-543-3850
UPS                   United Parcel Service                         800-877-1613
Ultrex                Ultrex
Verio                 Verio
Walter                Walter Bros. Const.             Don Walters   805-543-5854
Water                 Crystal Springs Water                         805-543-5063

                                   EXHIBIT H

                       TO STOCK FOR STOCK EXCHANGE AGREEMENT


                                INSURANCE POLICIES


     Lifeguard health insurance

     Principle dental and life insurance

     The Hartford general and liability insurance

                                  EXHIBIT I

                    TO STOCK FOR STOCK EXCHANGE AGREEMENT

                     ISSUED AND OUTSTANDING SECURITIES OF
                       SILVERTHORNE PRODUCTION COMPANY



     Common Stock 44,825,522 shares

     Options to purchase 31,600,000 shares of Common Stock

     Warrants to purchase 1,500,000 shares of Common Stock

     Option to purchase 800,000 shares of Common Stock which Silverthorne Production Company takes the position is invalid because of misrepresentation

                                EXHIBIT J

                  TO STOCK FOR STOCK EXCHANGE AGREEMENT



                               LITIGATION

     Arbitration claim filed by XPO Group, LLC